VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
EXHIBIT 99.3 HISTORICAL AUDITED FINANCIAL INFORMATION

Independent Auditor’s Report
Board of Managers
Vector Talent Holdings, L.P.
Dublin, CA
We have audited the accompanying consolidated financial statements of Vector Talent Holdings, L.P. and its subsidiaries, which comprise the consolidated balance sheets as of May 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, partners’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vector Talent Holdings, L.P. and its subsidiaries as of May 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
San Francisco, California

September 21, 2018, except as to Note 2: Summary of Significant Accounting Policies-Accounting Policy Changes and Reclassifications, which is as of July 1, 2020

VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended May 31,
	2018	2017
Revenues:
Subscriptions	$168,752	$110,053
Professional services	18,659	15,258
Licenses	3,316	5,261
Total revenues	190,727	130,572
Cost of revenues:
Subscriptions	34,481	24,595
Professional services	15,704	12,821
Amortization of software technology	10,551	6,891
Total cost of revenues	60,736	44,307
Gross profit	129,991	86,265
Operating expenses:
Sales and marketing	52,390	38,599
Research and development	21,908	13,392
General and administrative	26,597	21,141
General and administrative, related parties	2,575	2,960
Foreign exchange gain	(110)	(2,470)
Amortization of intangible assets	29,599	16,840
Total operating expenses	132,959	90,462
Loss from operations	(2,968)	(4,197)
Interest expense, net	(25,637)	(28,516)
Interest expense, related parties	(670)	(1,866)
Other (expense) income	(5)	11
Loss before provision for (benefit from) income taxes	(29,280)	(34,568)
Provision for (benefit from) income taxes	2,692	(39)
Net loss from operations	$(31,972)	$(34,529)

See accompanying Notes to Consolidated Financial Statements

VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Year Ended May 31,
	2018	2017
Net loss from operations	$(31,972)	$(34,529)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	84	(625)
Total other comprehensive income (loss)	84	(625)
Total comprehensive loss	$(31,888)	$(35,154)

See accompanying Notes to Consolidated Financial Statements

VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(in thousands)

	May 31, 2018	May 31, 2017
Assets
Current assets:
Cash and cash equivalents	$28,759	$17,545
Accounts receivable, net	31,560	30,097
Prepaid expenses and other current assets	9,018	9,069
Total current assets	69,337	56,711
Goodwill	375,810	375,810
Intangible assets, net	161,329	198,387
Capitalized software development costs, net	6,792	5,457
Property and equipment, net	11,534	13,623
Deferred tax assets	347	325
Restricted cash	3,308	320
Other assets	4,416	4,749
Total assets	$632,873	$655,382
Liabilities and partners’ equity
Current liabilities:
Accounts payable	$3,053	$5,163
Accrued compensation and related expenses	9,007	12,356
Accrued expenses and other current liabilities	10,648	6,345
Deferred revenue, current portion	100,878	88,618
Debt and lease obligations, current portion	1,809	3,054
Debt obligations, related parties, current portion	95	95
Total current liabilities	125,490	115,631
Debt and lease obligations, less current portion	326,071	328,482
Debt obligations, related parties, less current portion	9,310	9,405
Deferred revenue, less current portion	3,748	4,258
Deferred tax liabilities	26,081	24,224
Other long-term liabilities	2,626	1,947
Total liabilities	493,326	483,947
Commitments and contingencies (Notes 10 and 12)
Partners’ equity:
Partners’ capital	219,755	219,755
Non-controlling interest	51,384	51,384
Partners’ current accounts	(130,464)	(98,492)
Currency translation adjustment	(1,128)	(1,212)
Total partners’ equity	139,547	171,435
Total liabilities and partners’ equity	$632,873	$655,382

See accompanying Notes to Consolidated Financial Statements

VECTOR HOLDINGS, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ EQUITY
(in thousands)

	Partners’ Capital	Non-Controlling Interest	Partners’ Current Accounts	Currency Translation Adjustment	Total Partners’ Equity

Balance as of May 31, 2016	$199,707	$—	$(63,963)	$(587)	$135,157
Capital contributions	20,048	—	—	—	20,048
Issuance of exchangeable shares	—	51,384	—	—	51,384
Comprehensive loss	—	—	(34,529)	(625)	(35,154)
Balance as of May 31, 2017	219,755	51,384	(98,492)	(1,212)	171,435
Comprehensive (loss) income	—	—	(31,972)	84	(31,888)
Balance as of May 31, 2018	$219,755	$51,384	$(130,464)	$(1,128)	$139,547

See accompanying Notes to Consolidated Financial Statements

VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended May 31,
	2018	2017
Operating activities:
Net loss	$(31,972)	$(34,529)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	6,458	3,845
Amortization of intangible assets	40,150	23,731
Amortization of debt issuance costs	2,137	4,926
Unrealized foreign exchange gains	(268)	(333)
Loss on disposal of property and equipment	419	8
Non-cash interest expense	—	10
Changes in operating assets and liabilities:
Accounts receivable, net	(1,485)	4,777
Prepaid expenses and other assets	437	280
Accounts payable	(1,806)	(8,578)
Accrued expenses and other liabilities	3,093	2,314
Deferred revenue	11,288	5,864
Net cash provided by operating activities	28,451	2,315
Investing activities:
Purchases of property and equipment	(3,979)	(2,771)
Capitalization of software development costs	(4,550)	(3,850)
Acquisition of Halogen Software, Inc., net of cash acquired	—	(115,100)
Net cash used in investing activities	(8,529)	(121,721)
Financing activities:
Borrowings, net of issuance costs	(759)	338,294
Repayments of debt obligations	(4,833)	(212,867)
Repayments of debt obligations to related parties	(95)	(19,340)
Capital contributions	—	20,048
Net cash (used in) provided by financing activities	(5,687)	126,135
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(33)	(232)
Increase in cash, cash equivalents, and restricted cash	14,202	6,497
Cash, cash equivalents, and restricted cash, beginning of period	17,865	11,368
Cash, cash equivalents, and restricted cash, end of period	$32,067	$17,865
Supplemental cash flow data:
Cash paid for income taxes, net of refunds	$870	$763
Cash paid for interest	26,395	37,328
Non-cash investing activities:
Purchases of property and equipment, accrued but not paid	$33	$40
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$28,759	$17,545
Restricted cash	3,308	320
Cash, cash equivalents, and restricted cash, end of period	$32,067	$17,865

See accompanying Notes to Consolidated Financial Statements

Notes to the Consolidated Financial Statements for the periods ended May 31, 2018 and 2017
Note 1: Overview and Basis of Presentation
Company and Background
Vector Talent Holdings, L.P. ("Cayman") is a partnership located in the Cayman Islands. Cayman's primary operating investments are Saba Software, Inc. ("Saba US"), located in Dublin, California, U.S.A., and Saba Software (Canada), Inc. (formerly Halogen Software, Inc.; "Halogen" or "Saba Canada"), located in Ottawa, Ontario, Canada (together, "Saba" or "the Company").
Saba US was incorporated in Delaware on April 16, 1997, and became an indirect wholly-owned subsidiary of Vector Talent Holdings, LLC ("Holdings") on March 30, 2015. In April 2017, Cayman was formed and Holdings became its direct subsidiary. Halogen was incorporated in January 1996 under the laws of the Province of Ontario, Canada, and was acquired by Cayman on May 1, 2017. The Company operates under the name Saba, and its headquarters are located in Dublin, California, U.S.A. The Company also has offices in Australia, Canada, France, Germany, India, Japan, Switzerland, and the United Kingdom.
Saba is a global leader in innovative cloud solutions for talent management. The Company helps organizations create the catalyst for exceptional employee engagement, with a powerful cloud platform that delivers a continuous development experience. Saba solutions are based on the Saba Cloud and TalentSpace platforms, and provide a variety of modular solutions, from personalized training and collaboration to real-time coaching, goal setting, and feedback. Saba solutions enable organizations worldwide to engage people, connect teams, and get the critical insight needed to prove the impact of talent on business success.
The Company serves both enterprise and mid-market customers, selling its solutions primarily through the use of a direct sales force, as well as indirectly through partners. The customer base comprises approximately 3,000 customers across 69 countries, representing about 33 million users. Saba's customers include large global organizations and mid-market leaders in financial services, healthcare, retail and hospitality, professional services, technology, manufacturing, education, and public sector organizations.
Fiscal Year
The Company’s fiscal year ends on May 31.
Basis of Presentation
These consolidated financial statements have been reissued to comply with U.S. generally accepted accounting principles ("GAAP") for public business enterprises. As described in Note 2: Summary of Significant Accounting Policies, the consolidated financial statements have been recast to reflect the revocation of the Private Company Council alternative related to the amortization of goodwill resulting from business combinations.
The accounts of Cayman are included in the accompanying financial statements as if Cayman had existed from the beginning of the earliest period presented, as Cayman and Holdings are entities under common control. The accounts of Halogen have been fully consolidated from the date of acquisition. All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, as of the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting periods. These estimates, judgments, and assumptions include, but are not limited to, the determination of relative selling prices of deliverables included in multiple-deliverable revenue arrangements, the recoverability of deferred commissions, the collectability of accounts receivable, the recognition and measurements of loss contingencies, the assessment and recoverability of long-lived assets including goodwill, and the valuation of deferred taxes. These estimates, judgments, and assumptions are reviewed periodically and the impact of any revisions are reflected in the financial statements in the period in which such revisions are made. Actual results could differ materially from those estimates, judgments, or assumptions, and such differences could be material to the Company's consolidated financial position and results of operations.

Note 2: Summary of Significant Accounting Policies
Accounting Policy Changes and Reclassifications
On February 24, 2020, Cornerstone OnDemand, Inc. ("CSOD"), a publicly traded company, entered into a definitive Purchase Agreement to acquire all issued and outstanding equity interests of the direct and indirect subsidiaries of VTH. The agreement was subsequently amended to adjust the aggregate consideration payable to approximately $1.295 billion, consisting of $1.262 billion in cash, subject to certain adjustments set forth in the Purchase Agreement, and 1,110,352 shares of common stock of CSOD. The transaction closed on April 22, 2020, and VTH's subsidiaries became wholly-owned subsidiaries of CSOD.
CSOD deemed the acquisition to be significant under Securities and Exchange Commission Regulation S-X ("Reg S-X") Rule 1-02(w), and will be including these consolidated financial statements in a Form 8-K as required by Reg S-X Rule 3-05. To conform to Reg S-X requirements, certain previously-reported financial statement amounts have been reclassified.
Historically, VTH amortized goodwill over 10 years in accordance with the accounting alternative allowed by the Private Company Council of the Financial Accounting Standards Board ("FASB"). The impact of goodwill amortization has been reversed in these consolidated financial statements, resulting in the following adjustments to previously-reported amounts as of and for the years ended May 31, 2018 and 2017.

	2018			2017
	As Previously Reported	Adjustment	As Adjusted	As Previously Reported	Adjustment	As Adjusted
Amortization of goodwill and other intangible assets	$67,177	$(37,578)	$29,599	$47,157	$(30,317)	$16,840
Loss from operations	(40,546)	37,578	(2,968)	(34,514)	30,317	(4,197)
Net loss from operations	(69,550)	37,578	(31,972)	(64,846)	30,317	(34,529)
Goodwill	273,331	102,479	375,810	310,909	64,901	375,810
Total assets	530,394	102,479	632,873	590,481	64,901	655,382
Partners’ current accounts	(232,943)	102,479	(130,464)	(163,393)	64,901	(98,492)
The change in accounting for goodwill amortization did not have an impact on net cash provided by or used in operating activities, investing activities, or financing activities.
Foreign Currencies
The functional currency of the Company, Saba US, Saba Canada, and Saba Canada’s foreign subsidiaries is the U.S. dollar. Transactions denominated in currencies other than the U.S. dollar are re-measured using end-of-period exchange rates or exchange rates prevailing at the date of the transaction, and the resulting gains or losses are recognized as a component of operating expenses.
The functional currency of Saba US’s foreign subsidiaries is the local currency. The financial statements of these subsidiaries are translated into U.S. dollars using end-of-period exchange rates for assets and liabilities and period-specific average exchange rates for revenues and expenses. Cumulative translation gains and losses are recognized as a component of other comprehensive loss. Transactions denominated in currencies other than the subsidiary’s functional currency are re-measured using end-of-period exchange rates, and the resulting gains or losses are recognized as a component of operating expenses.
Fair Value Measurements
The Company considers fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company utilizes the following three-level fair value hierarchy to establish the priorities of the inputs used to measure fair value:
•Level 1: Quoted prices in active markets for identical assets or liabilities.
•Level 2: Observable inputs other than quoted market prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
•Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The carrying values of the Company’s accounts receivable and accounts payable approximated fair value due to the short time period to maturity or repayment, and are considered Level 1 in the fair value hierarchy. The Company had foreign exchange forward contracts measured at fair value as of May 31, 2018 and 2017 as described in Note 7: Balance Sheet Components. As explained further in Note 3: Business Combination, the assets and liabilities of Halogen were recognized at fair value as of May 1, 2017, the date of the acquisition, using the fair value hierarchy. No other assets or liabilities were measured at fair value as of May 31, 2018 or 2017.
Business Combinations
The Company allocates the fair value of the purchase consideration in a business combination to the assets acquired and liabilities assumed, generally based on fair values as of the acquisition date. The excess of the fair value of the purchase consideration over the fair value of the net assets acquired is recorded as goodwill. Allocation of the purchase consideration requires significant estimates and assumptions about the fair value of assets acquired and liabilities assumed, especially with respect to intangible assets.
The valuation approaches applied in determining the fair value of assets acquired and liabilities assumed use unobservable inputs that reflect the Company’s assessment of the assumptions management believes market participants would use to value such assets and liabilities. Significant management inputs used in the estimation of fair value of assets acquired and liabilities assumed include, but are not limited to, expected future cash flows, future changes in technology, estimated replacement costs, discount rates, and assumptions about the period of time the brand will continue to be used in the Company’s product portfolio. The fair value of contingent consideration, if any, is based on a valuation approach using a probability assessment of expected future payment.
Amounts recorded in a business combination are subject to adjustment during the measurement period, which is a period not to exceed one year from the date of acquisition, as additional information about conditions existing at the acquisition date becomes available. Such adjustments are recognized as a change in the value of goodwill. Changes to the fair value of assets acquired, liabilities assumed, and contingent consideration subsequent to the measurement period, as well as the effect on previous periods, are recognized in results of operations during the period in which the amount of the change is determined.
Transaction costs incurred in connection with a business combination are recognized as operating expenses in the Company’s Consolidated Statement of Operations.
Revenue Recognition
The Company derives revenues primarily from:
•Subscription services fees, composed of fees from customers receiving the Company's cloud services; maintenance and support for software licensed products, which may include unspecified upgrades on a when-and-if-available basis; and hosting services for software licensed products.
•Professional services fees for implementation, technical assistance, training, and other consulting services.
•Software license fees, primarily related to legacy perpetual or term-based license customers who are purchasing additional licenses for previously-purchased software.
The Company commences revenue recognition when all of the following criteria are met:
•There is persuasive evidence of an arrangement.
•The service has been or is being provided to the customer, or in the case of software licenses, delivery has occurred.
•The amount of fees to be paid by the customer is fixed or determinable.
•Collection of the fees is reasonably assured.
The Company's arrangements are generally non-cancelable and do not contain refund or general right of return provisions.
Subscription Services Revenues
Generally, the Company's contracts for cloud subscription services have three-year terms for the initial contract, and one to three-year terms for renewal contracts. Contracts for software license maintenance and hosting services generally have one-year terms. The Company's cloud subscription services do not provide customers with the right to take possession of the software supporting the services and, as a result, are accounted for as service contracts. Subscription services revenues are generally recognized ratably over the contractual term, beginning on the date the subscription service is made available to the customer, assuming all other revenue recognition criteria have been met.

Professional Services Revenues
The Company's professional services contracts are billed either on a time-and-material basis or on a fixed-fee basis. For services performed on a time-and-material basis, revenues are recognized as the services are performed. For services performed on a fixed-fee basis, revenues are generally recognized using the proportional performance method, with performance measured based on hours of work performed. A professional services contract is considered substantially complete when all significant costs have been incurred or the services have been accepted by the customer.
Training revenues are recognized as the services are rendered.
Software License Revenues
Assuming all other revenue recognition criteria have been met, revenues from perpetual software licenses sold separately are generally recognized upon delivery. Revenues from term-based software licenses sold separately are generally recognized ratably over the term of the arrangement. For licenses with payment due dates greater than net 120-day terms, revenues are recognized as payments become due.
Revenues from Multiple-Deliverable Arrangements with Cloud Subscription Services
For cloud services arrangements with multiple deliverables, the Company evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple-deliverable cloud services arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. The Company has determined that cloud services have standalone value because, once access is given to a customer, the cloud services are fully functional and do not require any additional development, modification, or customization. Professional services have standalone value because third-party service providers, distributors, or customers themselves can perform these services without the Company's involvement. The performance of professional services generally does not require highly specialized or skilled individuals and is not essential to the functionality of the cloud services.
The Company allocates the total arrangement consideration among the separate deliverables under the relative selling price method using the selling price hierarchy at the arrangement's inception. The amount of revenue recognized for delivered elements is limited to an amount that is not contingent upon future delivery of additional license products or services, or meeting any specified performance conditions. The selling price hierarchy requires the selling price of each deliverable in a multiple-deliverable arrangement to be based on vendor-specific objective evidence ("VSOE"), if available; third-party evidence ("TPE"), if VSOE is not available; or management's best estimate of the selling price ("BESP"), if neither VSOE nor TPE are available. The Company has determined that TPE for its deliverables is not a practical alternative due to differences in the Company’s service offerings compared with other parties and the availability of relevant third-party pricing information. The determination of BESP requires the Company to make significant estimates and judgments. The Company considers numerous factors, including the nature of the deliverables themselves, the geography, pricing, and discounting practices, and the type of customer (e.g., reseller or direct end-user, among others). The Company updates its estimates of BESP and VSOE on an ongoing basis as events and circumstances may require.
Revenues from Software-Related Multiple-Deliverable Arrangements
Software-related multiple-deliverable arrangements are arrangements that include the sale of a software license with one or more contracts for license maintenance or professional or other software-related services, where delivery of the software license is followed by the contemporaneous or subsequent delivery of the other deliverables. For such arrangements, the Company applies the residual method to determine the amount of the software license revenues. Under the residual method, the Company allocates the arrangement consideration based on fair value as determined by VSOE to each deliverable in the multiple-deliverable arrangement, with any remaining amount allocated to the software license. Arrangement consideration related to undelivered elements is deferred and the remaining portion of the arrangement consideration generally recognized upon delivery of the software license. If fair value does not exist for maintenance services deliverables, the total arrangement consideration is recognized ratably over the term of the maintenance services. If fair value does not exist for professional services deliverables, the total arrangement consideration is deferred until completion of the professional services and then recognized over the remaining term of the maintenance services.
When possible, the Company establishes VSOE of selling price for deliverables in multiple-deliverable arrangements using the price charged for a deliverable when sold separately. VSOE for professional services is measured against standard rates charged for those employees performing the services. VSOE for maintenance for software license products is based on the bell-shaped curve approach when a substantial majority of the Company's actual maintenance renewals are within a narrow range of pricing.

Deferred Revenue
Deferred revenue primarily consists of billings or payments received in advance of revenue recognition. Deferred revenue is recognized as revenue when the applicable revenue recognition criteria are met. The Company generally invoices customers for its subscription services in annual installments, for software licenses at the time licenses are sold, and for professional services as the services are performed. Deferred revenue is influenced by several factors, including completion of arrangements with professional services, seasonality, the compounding effects of renewals, invoice duration, invoice timing, and new business linearity within the quarter. The Company classifies deferred revenue as current if it expects to recognize such revenue within the following twelve months.
Contract Costs
Contract costs consist primarily of sales commissions on cloud subscriptions and related payroll taxes. Sales commissions associated with non-cancelable cloud subscription arrangements and paid to the Company's direct sales force are deferred and included on the Consolidated Balance Sheet in Prepaid expenses and other current assets and in Other assets. Deferred sales commissions are amortized to Sales and marketing expense over the average contract life, and considered direct and incremental costs to cloud subscription arrangements. Sales commissions are subject to recovery if the related revenue is deemed uncollectible.
Software Development Costs
The Company capitalizes the estimated costs to develop specific releases containing new features and functionality for its cloud-based intelligent talent management solutions that are accessed by customers on a subscription basis. Once the release containing new features or functionality is ready for its intended use, capitalization of development costs ceases. Costs related to maintenance, training, or the preliminary stages of development are expensed as incurred.
Development costs for software licenses sold to customers, whether accessed on-premise or in the cloud, are expensed to research and development costs as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Technological feasibility is established upon completion of a working model. Software license development costs incurred subsequent to the establishment of technological feasibility have not been material.
Advertising Expense
Advertising costs are expensed as incurred, and advertising expense is recorded in marketing expense. Advertising expenses for the years ended May 31, 2018 and 2017 were not material.
Warranties and Indemnification
The Company's cloud services and software are generally warranted to perform materially in accordance with user documentation under normal use and circumstances. Additionally, the Company’s contracts generally include provisions for indemnifying customers against liabilities if the cloud services or software infringe a third party's intellectual property rights. The Company may also incur liabilities if it breaches the security or confidentiality obligations in its contracts. In the years ended May 31, 2018 and 2017, the Company did not incur any material costs and has not accrued any liabilities in the accompanying consolidated financial statements as a result of these obligations. The Company has entered into service-level agreements with substantially all of its cloud services customers warranting defined levels of uptime reliability and performance, and permitting those customers to receive credits or refunds for prepaid amounts related to unused subscription services, or to terminate their agreements in the event that the Company fails to meet those levels. To date, the Company has not been required to provide significant credits or refunds associated with cloud service-level agreements.
Income Taxes
Deferred income tax assets or liabilities are recorded for the expected tax consequences of temporary differences between the tax bases of assets and liabilities for financial reporting purposes and amounts recognized for income tax purposes. A valuation allowance is recognized when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred income tax assets and liabilities, along with related valuation allowances, are classified as non-current in the accompanying Consolidated Balance Sheets.

The calculation of tax liabilities involves uncertainties in the application of complex tax regulations. The Company determines if the weight of available evidence indicates that it is more likely than not that a tax position will be sustained on tax audit, assuming that all issues are audited and resolution of any related appeals or litigation processes is considered. The tax benefit is then measured as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The reserves for uncertain tax positions are adjusted as facts and circumstances change, for example on closing of a tax audit, expiration of statutes of limitation on potential assessments, or refinement of an estimate. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such a determination is made. The provisions for income taxes include the impact of reserve provisions, changes to reserves that are considered appropriate, and related interest and penalties.
Canadian investment tax credits relating to Saba Canada’s scientific research and development expenditures are recognized in the same fiscal period as the qualifying expenditures are incurred, based on management’s interpretation of applicable legislation in the Income Tax Act of Canada and the province of Quebec, if there is reasonable assurance that the tax credits will be realized. Investment tax credits recognized are accounted for using the cost reduction method, whereby assistance and credits related to the acquisition of equipment are deducted from the cost of the related assets, and credits related to current expenditures (primarily salaries and employee benefits) reduce research and development expenses in the Consolidated Statement of Operations.
Comprehensive Income (Loss)
Comprehensive income (loss) is defined as the total change in partners’ equity during the period other than from transactions with partners. Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) is comprised of foreign currency translation adjustments from those entities not using the U.S. dollar as their functional currency.
Cash and Cash Equivalents
Cash equivalents consist of highly liquid short-term investments with an original maturity from date of purchase of three months or less. The Company had no cash equivalents as of May 31, 2018 or 2017.
Derivative Financial Instruments
The Company enters into foreign exchange forward contracts to manage its exposure to foreign exchange rate risk related to operating expenses which are realized in currencies other than the U.S. dollar. These derivative financial instruments are initially recognized at fair value as an asset or a liability at the date the forward contract is entered into, and are subsequently re-measured to fair value at the end of each reporting period. The resulting gain or loss is recognized in the Consolidated Statement of Operations. All foreign exchange forward contracts have a maturity of less than one year and are not used for speculative purposes.
Allowance for Doubtful Accounts
When appropriate, the Company maintains an allowance for doubtful accounts for potential credit losses related to accounts receivable. In addition, the Company may reduce the balances of accounts receivable and deferred revenue for customers with specific identifiable credit concerns.
The allowance for doubtful accounts is determined based on the aging of the receivables, the financial condition of the Company's customers and their payment history, knowledge of specific customer issues, enforceability of contracts, historical write-off experience, geographic or country-specific risks, and other relevant assumptions. The Company regularly reviews past-due balances based on purchase order terms and other specific accounts. Unpaid account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk include cash, cash equivalents, accounts receivable, and foreign exchange forward contracts.
Management believes the financial risks associated with cash and cash equivalents are minimal because these amounts are held in large well-established financial institutions. The Company is exposed to credit risk in the event of default by these financial institutions or the issuers of these securities to the extent the balances are in excess of amounts that are insured by governmental agencies.
The Company’s customer base includes major global organizations and industry leaders throughout the world. Accounts receivable credit risk is managed through ongoing credit evaluation of customers’ financial conditions. Accounts receivable are recorded at the invoiced amount, do not bear interest, and generally do not require collateral.
The counterparties to the Company’s foreign exchange forward contracts are large financial institutions.

Property and Equipment, net
Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the related assets, which range up to seven years.
Leasehold improvements are depreciated on a straight-line basis over the shorter of the estimated useful lives of the assets or the remaining life of the leases. Repair and maintenance costs are charged to expense as incurred, while renewals and improvements are capitalized.
The Company leased equipment under capital lease arrangements. Equipment under capital leases was amortized using the straight-line method over the shorter of the estimated useful life of the equipment or the term of the lease. Amortization expense for equipment under capital lease obligations is included in depreciation expense.
Gains or losses on disposal or retirement of property and equipment are determined as the difference between sales proceeds, if any, and the carrying amount of the asset, and are recognized in the Consolidated Statement of Operations at the time of disposal or retirement.
Goodwill
Goodwill represents the excess of the consideration transferred over the fair value of tangible and identifiable intangible assets acquired, minus liabilities assumed.
The valuation of goodwill is reviewed at the reporting unit level at least annually and whenever a triggering event indicates the fair value may be less than its carrying amount. The Company first performs a qualitative assessment to determine whether it is more likely than not that the fair value of the Company is less than the carrying amount including goodwill. If it is determined that it is more likely than not that the fair value of the Company is less than the carrying amount, then a quantitative assessment is performed. The quantitative assessment compares the Company’s carrying amount, including goodwill, with the estimated fair value of the Company. If the carrying amount exceeds the estimated fair value, an impairment loss is recognized for the excess of the carrying amount over the fair value, but not more than the carrying amount of goodwill. The Company did not recognize any goodwill impairment losses during the years ended May 31, 2018 and 2017.
Intangible Assets
Intangible assets consist of customer relationships, software technology, and trade names. Intangible assets other than customer relationships are amortized on a straight-line basis over their estimated remaining useful lives of approximately five years. Saba US customer relationships are amortized over ten years on an accelerated basis using estimated annual attrition rates; Saba Canada customer relationships are amortized over seven years on a straight-line basis.
Impairment Valuation
The Company reviews the valuation of long-lived assets, including property, equipment, and intangible assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The recoverability of long-lived assets or asset groups is calculated based on the estimated undiscounted future cash flows expected to result from the use and eventual disposition of the asset. Impairment testing is performed at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. During the annual valuation or if indicators exist that the carrying amount may not be recoverable, the Company also evaluates whether the remaining useful life of the long-lived asset is appropriate, or requires adjustment.
If the carrying amount of a long-lived asset or asset group exceeds the sum of the expected undiscounted future cash flows from the use and eventual disposition, the asset is considered to be impaired. The Company determines the amount of the impairment loss to be recognized by comparing the asset’s carrying amount with its fair value based on estimated discounted future cash flows.
Debt Issuance Costs
Debt issuance costs related to term loans are presented in the Consolidated Balance Sheets as a direct deduction from the carrying amount of the debt obligation. Debt issuance costs related to lines of credit and revolving loans are presented as a deferred asset. All debt issuance costs are amortized to interest expense over the term of the related loan, using the effective interest method for term loans and the straight-line method for lines of credit and revolving loans.
Accrued Litigation
The Company evaluates the likelihood of an unfavorable outcome in legal or regulatory proceedings to which it is a party, and records a loss contingency when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These judgments are subjective, based on the status of such legal or regulatory proceedings, the merits of the Company's defenses, and consultation with corporate and external legal counsel. Actual outcomes of these legal and regulatory proceedings may differ materially from the Company's estimates. The Company expenses legal costs as incurred.

Accounting Pronouncements Not Yet Adopted
Revenue
The FASB issued Accounting Standards Update ("ASU") 2014-09, Revenue from Contracts with Customers, in May 2014. ASU 2014-09 provides accounting guidance for all revenue arising from contracts with customers, and supersedes most current revenue recognition guidance. The core principle is that an entity will recognize revenue at an amount that reflects the consideration to which the entity expects to be entitled in exchange for transferring goods or services to a customer. In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers—Identifying Performance Obligations and Licensing, which clarifies the guidance related to identifying promised goods or services that represent contract performance obligations, and adds guidance on determining whether a license provides the right to use or the right to access an entity’s intellectual property. ASU 2016-12, Revenue from Contracts with Customers—Narrow-Scope Improvements and Practical Expedients, issued in May 2016, provided additional guidance on assessing contract collectability, accounting for sales and other taxes collected from customers, and the treatment of modifications and completed contracts upon transition to the new revenue recognition rules.
ASU 2015-14, Revenue from Contracts with Customers—Deferral of the Effective Date, issued in August 2015, deferred the effective date of ASU 2014-09 for nonpublic companies to annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. Early adoption is permitted for annual reporting periods beginning after December 15, 2016. The Company will adopt ASUs 2014-09, 2016-10, and 2016-12 in 2019.
The Company performed analyses of performance obligations, stand-alone selling prices, value allocation, and contract characteristics to enable implementation of the new guidance. The Company also designed and installed changes to operating systems, business processes, and internal controls to achieve the new revenue recognition requirements. As of May 31, 2018, the primary impact appears to be related to the method of recognizing revenue on term licenses, which are not the Company's primary source of revenue.
Entities have the option of using either a full retrospective or a modified approach to adopt the guidance in ASU 2014-09. The Company has elected to use a modified retrospective approach to adoption, which requires recognizing the cumulative effect of initially applying the new guidance to contracts which were not substantially completed as of the beginning of the fiscal year as an adjustment to Partners’ Current Accounts as of that date.
Leases
During February 2016, the FASB issued ASU 2016-02, Leases, which requires lessees to recognize in the balance sheet a liability to make lease payments and a right-of-use asset representing the right to use the underlying asset for the lease term, for leases with a term greater than 12 months. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize the lease assets and lease liabilities. The lease liability and right-of-use assets are initially measured at the present value of the lease payments. The cost of the lease is allocated over the lease term on a generally straight-line basis, and all cash payments are classified as operating activities in the statement of cash flows. Certain qualitative and specific quantitative disclosures are required.
ASU 2018-10, Codification Improvements to Topic 842, Leases, issued in July 2018, provided additional guidance on certain narrow aspects of ASU 2016-02. Also issued in July 2018, ASU 2018-11, Leases—Targeted Improvements, allows entities to select an alternative transition method to the modified retrospective transition method required by ASU 2016-02. Under the alternative transition method, entities may initially apply the new leases standard at the adoption date, and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.
The Company will adopt ASU 2016-02 in fiscal year 2020. Management anticipates that adoption will have a material impact on the Consolidated Balance Sheet, but will not materially impact the Consolidated Statement of Operations.
Financial Instruments-Credit Losses
ASU 2016-13, Financial Instruments—Credit Losses, was issued by the FASB in June 2016. ASU 2016-13 requires a financial asset, such as trade receivables, to be presented at the net amount expected to be collected, reflecting an entity’s current estimate of all expected credit losses based on reasonable and supportable forecasts as well as historical experience and current conditions. Expected increases or decreases in expected credit losses during the reporting period are recognized in the income statement. Adoption must occur through a modified-retrospective approach, using a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective.
The Company will adopt ASU 2016-13 in fiscal year 2020. Adoption of ASU 2016-13 is not anticipated to materially impact the consolidated financial position or results of operations.

Note 3: Business Combination
On May 1, 2017, the Company acquired all outstanding publicly-held shares of Halogen for CAD $12.50 per share in cash, pursuant to a statutory plan of arrangement under the Ontario Business Corporations Act. The vesting of Halogen’s outstanding options and other incentive units was accelerated as part of the acquisition. Certain shares held by Halogen’s majority shareholder were surrendered in exchange for Exchangeable Shares with a fair value of CAD $12.50 per share and an aggregate value of $51.4 million. The Exchangeable Shares are classified as a noncontrolling interest component of Cayman’s equity. The gross purchase consideration was $166.5 million, not including cash acquired of $6.6 million, plus the issuance of exchangeable shares with a fair value of $51.4 million, for a net purchase consideration of $115.1 million. Halogen met the definition of a business, and therefore the acquisition was accounted for using the acquisition method.
The combination of Halogen and Saba is expected to extend the Company’s position as a leading provider of Software-as-a-Service ("SaaS") talent management solutions, combine learning, social, and engagement product capabilities with enhanced performance management functionality, and accelerate product innovation and customer value.
The purchase consideration was allocated to the tangible and intangible assets acquired and liabilities assumed based on estimated fair values as of May 1, 2017. The excess of the net purchase consideration over the assets acquired and liabilities assumed was recognized as goodwill.
The allocation of the net purchase consideration was as follows (dollars in thousands):

	Purchase Price Allocation	Estimated Useful Lives
Accounts receivable	$5,408
Other assets, excluding cash	3,598
Property and equipment	7,330
Customer relationships	111,300	7 years
Developed technology	13,000	5 years
Trade name	2,400	5 years
Goodwill	79,375	10 years
Accounts payable and other current liabilities	(9,571)
Deferred tax liability, net	(23,836)
Deferred revenue	(22,520)
Gross purchase consideration, net of cash acquired	166,484
Exchangeable shares (non-controlling interest)	(51,384)
Net purchase consideration	$115,100
The pre-acquisition carrying values of current assets, other assets, property, equipment excluding computers, and liabilities approximated fair value. Computers were valued using the cost approach. The fair value of deferred revenue was estimated based on the costs, by type of revenue, to perform the remaining services or to satisfy the remaining obligations, plus a reasonable profit. Customer relationships represent the value of future recurring revenue streams related to existing customers. The fair value of customer relationships was determined based on the excess earnings method. Developed technology supports talent management operations through a SaaS-based platform with multiple modules on a single technology stack. The trademark intangible asset represents the Halogen trade name and trademark. The fair values of developed technology and trademarks were determined based on the relief-from-royalty method, using a royalty rate of 7.0% for developed technology and 1.5% for trademarks, a 12.5% discount rate, projected revenue growth of 4.0%, and an attribution curve ranging from 93.3% to 3.3% over a six-year period. Most of these fair value measurements are considered as Level 3 under the fair value hierarchy.
The Company paid $4.1 million for legal, financial advisory, and other fees and costs directly related to the acquisition, which are included in the accompanying Consolidated Statement of Operations as general and administrative expenses.
The estimated fair value of Halogen's assets acquired and liabilities assumed is included in the Company's consolidated financial statements beginning May 1, 2017. The results of operations for Halogen subsequent to May 1, 2017 have been included in the Company's consolidated statement of operations for the years ended May 31, 2017 and 2018. Halogen contributed $3.8 million to total revenue for the year ended May 31, 2017, representing 3% of the Company's total revenue for the year. Halogen's net loss from operations for the period from acquisition date of May 1, 2017 to May 31, 2017 was $2.9 million, representing 8% of the Company's total net loss from operations for the year.

Note 4: Employee Benefit Plans
Severance Payments
In conjunction with reorganizations subsequent to the acquisitions of Saba and Halogen, certain employees who left the Company were granted severance payments either as part of the reorganization or under the terms of employment agreements. At the time the reorganization plans were approved by the Company's Board of Managers, the timing, terms, and extent of the reorganization were not sufficiently specific to enable a reliable estimate of the costs associated with the involuntary terminations. Therefore, the severance payments were accrued and recognized as an expense when severance offers were extended to employees, or when it became probable that employees with employment agreements would become entitled to severance benefits.
The total severance payments related to the acquisitions and subsequent reorganization of Saba and Halogen, which are included in the Consolidated Statement of Operations for the years ended May 31, 2018 and 2017, were $2.2 million and $1.2 million.
Retirement and Post-Employment Plans
The Company has established the Saba Software 401(k) Plan under section 401(k) of the U.S. Internal Revenue Code, covering substantially all of its U.S. employees. Under the 401(k) Plan, participating employees may defer a portion of their pretax or after-tax earnings subject to an annual contribution limit. The Company makes matching contributions up to 4.0% of the employee's deferral. Matching contributions vest upon accrual and are funded annually. The Company incurred $1.2 million and $1.3 million of matching contribution expense during the years ended May 31, 2018 and 2017.
The Company also sponsors a Group Registered Retirement Savings Plan covering substantially all of its Canadian employees. Participating employees may contribute a percentage of earned income up to a maximum annual contribution limit. The Company makes matching contributions up to 3.0% of the employees' contributions, subject to an annual dollar maximum. Matching contributions vest upon payment and are funded each pay period. The Company incurred $0.3 million of matching contribution expense during the year ended May 31, 2018.
The Company has defined benefit pension plans, as required by local laws, for employees in certain countries, primarily Germany, and non-retirement post-employment benefit plans for employees in certain other countries, primarily India. These plans are not considered material to the Company's financial position or results of operations.
Incentive Unit Interests
Certain individuals were granted incentive unit interests in Holdings, representing the right to receive an income allocation only at such time as future income in excess of the current fair market value of Holdings has been allocated to other units issued prior to the incentive units. In connection with the acquisition of Halogen, the incentive unit interests were converted on a one-to-one basis into Class C Incentive Unit Interests in Cayman. No cash payments for the incentive units were required from recipients. The incentive units vest, subject to continued service and repurchase upon termination, partially over five years and partially upon a liquidity event if Cayman receives a specified return on invested capital. Effectively, vesting of an incentive unit interest in Cayman is conditional on the holder being employed at the time of a liquidity event and, accordingly, until such liquidity event is deemed probable, no effective vesting has occurred and no compensation expense is recognized. In fiscal years 2018 and 2017, no expense was recognized in the Consolidated Statements of Operations related to the incentive unit interests, as the interests had no value.
The following table presents the changes in the number of incentive unit interests outstanding during fiscal years 2018 and 2017, and the number of incentive unit interests authorized as of May 31, 2018 (in thousands):

	Incentive Unit Interests
	Holdings	Cayman
Outstanding as of May 31, 2016	21,443	—
Granted	22,727	—
Cancelled or repurchased	(6,182)	—
Cancelled and converted to Cayman Incentive Unit Interests	(37,988)	37,988
Outstanding as of May 31, 2017	—	37,988
Granted	—	26,317
Cancelled or repurchased	—	(20,346)
Outstanding as of May 31, 2018	—	43,959

Note 5: Interest Expense, Net
Interest expense, net consisted of the following (in thousands):

	Year Ended May 31,
	2018	2017
Interest expense	$(25,729)	$(28,573)
Interest income	92	57
Interest expense, net	$(25,637)	$(28,516)
Note 6: Income Taxes
The Tax Cuts and Jobs Act of 2017 (the "Tax Act") was signed into law in the U.S. on December 22, 2017. The Tax Act introduced significant changes to the U.S. Internal Revenue Code of 1986, as amended, including, among others:
•Reduction of the corporate tax rate from 35% to 21% effective for tax years beginning after December 31, 2017;
•Limitations on the deductibility of interest expense, executive compensation, and other business deductions;
•Modification of the maximum deduction of net operating losses with no carryback but indefinite carryforward provision;
•Enactment of a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017; and
•Transition of U.S. international taxation from a worldwide tax system to a territorial system.
The provision for income taxes recognized by the Company for the year ended May 31, 2018 includes the Company's best estimate of the impact of the Tax Act based on current understanding of the Tax Act and guidance available as of the date of filing these financial statements. For the year ended May 31, 2018, application of the Tax Act to the Company's U.S. operations at a blended federal income tax rate of 29.2% did not result in any material tax expense. The Company remeasured U.S. net deferred tax assets, liabilities, and valuation allowance at the 21.0% rate.
The final transition impact of the Tax Act may differ materially from these estimates, due to evolving technical interpretations of tax law, future U.S. legislative action to clarify issues or questions about the tax law, changes in accounting standards as a result of the Tax Act, changes by U.S. state taxing authorities in response to the Tax Act, and modifications of other guidance or estimates. Any future adjustments to provisional amounts recorded may or may not impact the period in which the adjustments are made due to the valuation allowance on U.S. deferred tax assets.
The components of loss before provision for income taxes are as follows (in thousands):

	Year Ended May 31,
	2018	2017
U.S.	$(35,503)	$(33,706)
Non-U.S.	6,223	(862)
Total loss before provision for income taxes	$(29,280)	$(34,568)
The provision for (benefit from) income taxes is comprised of the following (in thousands):

	Year Ended May 31,
	2018	2017
Current:
Non-U.S.	$833	$623
U.S. state	39	(29)
Total current provision for income taxes	872	594
Deferred:
U.S. federal	196	206
Non-U.S.	1,624	(839)
Total deferred benefit for income taxes	1,820	(633)
Total provision for (benefit from) income taxes	$2,692	$(39)

The differences between the benefit from income taxes and the expected tax provision (tax benefit) at the statutory income tax rate is presented below (in thousands):

	Year Ended May 31,
	2018	2017
Expected U.S. federal tax benefit at statutory income tax rates	$(8,549)	$(12,099)
State income taxes, net of federal tax benefit	(660)	(1,943)
Foreign tax rate differential	625	(70)
Deferred tax effects from Tax Act	33,629	—
Valuation allowance	(21,045)	13,600
Permanent differences	272	521
Foreign exchange	978	89
Tax credits	(864)	(115)
Current and deferred taxes related to prior years	(1,650)	(22)
Other, net	(44)	—
Total provision for (benefit from) income taxes	$2,692	$(39)
Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. All deferred tax assets and liabilities, along with related valuation allowances, are classified as non-current in the accompanying Consolidated Balance Sheet. The components of deferred income tax assets and liabilities are as follows (in thousands):

	May 31, 2018	May 31, 2017
Deferred income tax assets related to:
Net operating loss carryforwards	$61,397	$100,725
Tax credit carryforwards	6,355	7,394
Deferred revenue	1,191	3,850
Goodwill	1,948	3,309
Accruals and other	5,671	2,859
Other	—	188
Total deferred income tax assets	76,562	118,325
Less: valuation allowance	(57,942)	(83,545)
Net deferred income tax assets	18,620	34,780
Deferred income tax liabilities related to:
Intangible assets	(40,470)	(56,377)
Unremitted non-U.S. earnings	(1,459)	(1,946)
Property and equipment	(2,103)	(313)
Other	(322)	(43)
Total deferred income tax liabilities	(44,354)	(58,679)
Net deferred income tax liabilities	$(25,734)	$(23,899)
As of May 31, 2018, the Company had net operating loss carryforwards of approximately $261.6 million for U.S. federal tax purposes and approximately $134.6 million for U.S. state tax purposes. If not utilized, the U.S. federal net operating loss carryforwards will expire in various amounts from fiscal years 2019 through 2039. The U.S. state net operating loss carryforwards will expire in fiscal years 2019 through 2039. The federal tax credit carryforwards will expire in fiscal years 2019 through 2039. The California state research credit will carry forward indefinitely. The Company also has unclaimed scientific research and experimental development expenditures of $7.3 million, unused federal investment tax credits of $2.3 million, and unused Ontario investment tax credits of $1.1 million that are available to reduce future taxable income or taxes. The unclaimed expenditures can be carried forward indefinitely, and the tax credits begin to expire in 2030. Utilization of net operating loss and tax credit carryforwards may be subject to substantial annual limitations in the future due to any ownership changes as provided by the U.S. Internal Revenue Code and similar U.S. state provisions. The annual limitations based on such potential ownership changes could result in the expiration of the net operating loss and tax credit carryforwards before utilization.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The majority of deferred tax assets of the Company’s non-U.S. subsidiaries are more likely than not to be realized, and therefore no valuation allowance has been established against the associated deferred tax assets. Based on available evidence, including the Company’s history of operating losses and lack of any carryback potential, the Company has determined that a valuation allowance continues to be necessary for all U.S. deferred tax assets. The valuation allowance related to deferred tax assets decreased $25.6 million from May 31, 2017 to May 31, 2018, primarily due to the change in the U.S. corporate tax rate from 35% to 21% as a result of the Tax Act.
Domestically, there are currently no examinations for U.S. federal and state taxing authorities. Internationally, tax authorities from India are examining the returns of the Company’s subsidiary in that country. However, the Company has provided for any such examinations and believes that, as of May 31, 2018, the gross unrecognized tax benefits will not materially change in the next twelve months. The Company also believes that it has adequately provided for any reasonably foreseeable outcomes related to any tax audits and that any settlement will not have a material adverse effect on its consolidated financial position or results of operations. However, there can be no assurances as to the possible outcomes.
Note 7: Balance Sheet Components
Cash and Cash Equivalents
Cash and cash equivalents are considered Level 1 in the fair value hierarchy. As of May 31, 2018 and 2017, cash and cash equivalents included $22.3 million and $7.6 million held by the Company’s non-U.S. subsidiaries. As the Company distributes or uses such cash and cash equivalents outside those jurisdictions, including distributions to the U.S., the Company may be subject to additional taxes or costs. The Company had no cash equivalents as of May 31, 2018 and 2017.
Concentration of Credit Risk
No single customer accounted for more than 2.0% of accounts receivable, net, as of May 31, 2018 and 2017. No single customer represented over 2.0% of total revenues in the years ended May 31, 2018 and 2017.
Accounts Receivable, Net
Accounts receivable consist of amounts billed for products and services, and are stated net of an allowance for doubtful accounts. The following table presents the activity in the allowance for doubtful accounts (in thousands):

	Year Ended May 31,
	2018	2017
Balance at beginning of period	$(1,467)	$(980)
Additions and adjustments	(503)	(659)
Write-offs	116	172
Balance at end of period	$(1,854)	$(1,467)
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	May 31, 2018	May 31, 2017
Prepaid expenses	$5,691	$5,438
Deferred commissions, current portion	1,852	1,760
Unbilled accounts receivable	1,134	1,414
Other current assets	58	262
Taxes receivable	231	120
Employee receivables	52	75
Total prepaid expenses and other current assets	$9,018	$9,069
Deferred commissions consist of certain sales commissions associated with non-cancelable cloud subscription arrangements, which are paid to the Company’s direct sales force, deferred on the Consolidated Balance Sheet, and amortized to Sales and marketing expense over the subscription term in proportion to revenue recognized.

Property and Equipment, Net
Property and equipment, net, consisted of the following (in thousands):

	Estimated Useful Lives (in years)	May 31, 2018	May 31, 2017
Computer equipment and software	1- 5	$18,890	$18,159
Leasehold improvements	1 - 4	4,386	2,626
Office furniture and fixtures	7	1,560	974
Total depreciable property and equipment		24,836	21,759
Accumulated depreciation and amortization		(13,302)	(8,136)
Total property and equipment, net		$11,534	$13,623
In connection with the headquarters office move, leasehold improvements of $0.3 million were charged to depreciation expense during the year ended May 31, 2018. Property and equipment depreciation expense for the years ended May 31, 2018 and 2017 was $6.5 million and $3.8 million. Property and equipment depreciation is allocated to all functional areas based on headcount.
The following is a summary of computer equipment under capital leases (in thousands):

	May 31, 2018	May 31, 2017
Leased computer equipment	$—	$2,597
Less accumulated depreciation	—	(1,456)
Leased computer equipment, net	$—	$1,141
Restricted Cash
Restricted cash secures obligations related to operating leases, foreign exchange forward contracts, and a CAD $1.0 million letter of credit which guarantees credit card payments. Restricted cash is considered Level 1 in the fair value hierarchy.
Other Assets
Other assets consisted of the following (in thousands):

	May 31, 2018	May 31, 2017
Long-term deposits and other assets	$3,062	$3,351
Deferred commissions, less current portion	1,354	1,398
Total other assets	$4,416	$4,749
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):

	May 31, 2018	May 31, 2017
Sales and other taxes payable	$1,299	$1,619
Accrued expenses	5,754	1,374
Customer liabilities	1,313	671
Fair value of foreign exchange forward contracts	373	641
Income taxes payable	377	440
Other current liabilities	1,532	1,600
Total accrued expenses and other current liabilities	$10,648	$6,345
The fair value of foreign exchange forward contracts is based on quoted foreign exchange rates, which are classified as Level 2 within the fair value hierarchy. The notional amount of foreign exchange forward contracts outstanding at May 31, 2018 was $22.3 million, consisting of contracts to exchange US dollars for Canadian dollars, used to manage Saba Canada’s exposure to foreign exchange rate risk related to operating expenses incurred in Canadian dollars. All forward contracts have a maturity of less than one year. A realized gain of $0.1 million and a realized loss of $0.1 million were recognized during the fiscal years ended May 31, 2018 and 2017 related to matured foreign exchange forward contracts.
Other Long-Term Liabilities
Other long-term liabilities consisted of the following (in thousands):

	May 31, 2018	May 31, 2017
Long-term income taxes payable	$1,589	$1,627
Other long-term liabilities	1,037	320
Total other long-term liabilities	$2,626	$1,947

Note 8: Goodwill, Intangible Assets, and Capitalized Software Development Costs
Goodwill
The following table provides a summary of goodwill (in thousands):

	May 31, 2018	May 31, 2017
Goodwill resulting from:
Acquisition of Saba on March 30, 2015	$296,435	$296,435
Acquisition of Halogen on May 1, 2017	79,375	79,375
Total goodwill	$375,810	$375,810
Intangible assets, net
The intangible assets were recognized as a result of the acquisition of Saba US on March 30, 2015 and the acquisition of Halogen on May 1, 2017. The following table provides a summary of the carrying amounts of intangible assets (in thousands):

		As of May 31, 2018			As of May 31, 2017
	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	7 - 10	$197,900	$(60,983)	$136,917	$197,900	$(34,373)	$163,527
Software technology	5	37,200	(18,209)	18,991	37,200	(10,751)	26,449
Trademarks/Trade Name	5 - 6	9,900	(4,479)	5,421	9,900	(2,749)	7,151
Favorable leases	4	—	—	—	2,860	(1,600)	1,260
Total		$245,000	$(83,671)	$161,329	$247,860	$(49,473)	$198,387
Amortization expense for intangible assets and capitalized software development costs is presented in the accompanying Consolidated Statements of Operations as follows (in thousands):

	Year Ended May 31,
	2018	2017
Cost of revenues:
Amortization of software technology intangible assets	$7,458	$5,081
Amortization of capitalized software development costs	3,093	1,810
Total intangible asset and capitalized software development cost amortization expense in cost of revenues	10,551	6,891
Operating expenses:
Amortization of intangible assets	29,599	16,840
Total amortization expense	$40,150	$23,731
The favorable lease intangible asset related to the Saba US headquarters office in Redwood Shores, California was deemed of no future value when the office was subleased to third parties at a loss and vacated by Saba. An impairment loss of $1.2 million was recognized in intangible asset amortization expense in the year ended May 31, 2018, and the intangible asset was written off. The favorable lease intangible assets related to other leases were written off on expiration or termination of the leases.
The estimated future amortization expense as of May 31, 2018 is as follows (in thousands):

Fiscal Year	Amount
2019	$33,637
2020	31,099
2021	25,690
2022	24,386
2023 and thereafter	46,517
Total estimated future amortization expense	$161,329
All intangible assets held as of May 31, 2018 are expected to be fully amortized by March 30, 2025.

Capitalized Software Development Costs, net
The following table provides a summary of the carrying amounts of capitalized software development costs (in thousands):

		As of May 31, 2018			As of May 31, 2017
	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software development costs	3 - 5	$11,822	$(5,453)	$6,369	$7,818	$(2,361)	$5,457
In-process research and development	Not applicable	423	—	423	—	—	—
Total		$12,245	$(5,453)	$6,792	$7,818	$(2,361)	$5,457
The Company capitalizes the estimated costs to develop specific releases containing new features and functionality for its cloud-based intelligent talent management solutions. The capitalized costs are presented as in-process research and development until the release is ready for its intended use, at which time amortization of the cost begins.
Software development costs of $4.4 million and $3.8 million incurred during fiscal years 2018 and 2017 were capitalized.
Note 9: Debt and Other Obligations
Credit Agreement
For purposes of financing the acquisition of Halogen on May 1, 2017, Saba US entered into a Credit Agreement with various lenders which provided a senior secured first lien Term Loan facility in an aggregate principal amount of $350.0 million and a senior secured Revolving Credit Facility in an aggregate principal amount of $25.0 million, with a letter of credit sublimit of the lesser of $10.0 million or the unused amount of the Revolving Commitment. In connection with the Credit Agreement, Saba US paid legal fees totaling $4.5 million, a structuring fee of $6.6 million, and a closing fee of $3.8 million.
On July 31, 2017, Saba US entered into the First Amendment and Consent to the Credit Agreement, which extended by thirty days the due date for submitting to the lenders the Company's operating plan for the year ended May 31, 2017. The Company complied with the revised submission date.
On April 30, 2018, Saba US entered into a Second Amendment to the Credit Agreement, which reduced by 1% the margins added to the market interest rate to determine the interest rate paid. The Second Amendment also favorably adjusted selected financial covenants, and lowered the available amount of the Revolving Credit Facility to $20.0 million. Saba US paid amendment, legal, and documentation fees of $0.8 million in connection with the Second Amendment.
A Third Amendment to the Credit Agreement was signed in September 2018, which postponed the commencement date for required additional principal prepayments.
The Credit Agreement is secured by a first priority lien on all of Saba US’s assets, including a pledge of the capital stock of certain subsidiaries, and includes standard representations and warranties, as well as various customary affirmative and negative financial covenants.
Term Loan
Under the Term Loan, Saba US borrowed $350.0 million on May 1, 2017. The balances outstanding on the Term Loan as of May 31, 2018 and 2017 were $346.5 million and $350.0 million. Unamortized debt issuance costs related to the Term Loan of $9.6 million and $10.8 million as of May 31, 2018 and 2017 are presented in the Consolidated Balance Sheets as a direct deduction from the carrying amount of the Term Loan.
The weighted average effective interest rate on the Term Loan was 7.5% for the year ended May 31, 2018. The Credit Agreement provides that Saba US may choose either a daily-fluctuating Index Rate plus an Index Margin of 3.5% effective May 1, 2018 and 4.5% prior to May 1, 2018, or a fixed interest rate based on the London Inter-Bank Offered Rate (LIBOR) for a term of one, two, or three months, as chosen by Saba US, plus a LIBOR Margin of 4.5% effective May 1, 2018 and 5.5% prior to May 1, 2018. The Index Rate is equal to the highest of (a) the prime rate, (b) the federal funds effective rate plus 0.5%, or (c) the daily three-month LIBOR rate plus 1.0%.
The Credit Agreement includes affirmative covenants relating to the provision of financial statements, financial forecasts, insurance, and other customary documentation. The Credit Agreement also includes restrictive financial covenants based on periods of four consecutive quarters regarding the Total Leverage Ratio, a maximum ratio of total debt to earnings before interest, taxes, depreciation, amortization, and other adjustments as defined (EBITDA). The Credit Agreement also limits the Company’s ability, among other things, to incur other debt or liens, to make investments, loans or advances, to transfer assets, to create guarantees, and to prepay indebtedness other than the Credit Agreement. As of May 31, 2018, the Company was in compliance with all covenants.

The principal amount of the Term Loan must be repaid in quarterly installments of $0.9 million through the maturity date of May 1, 2023, at which date any remaining principal balance must be repaid. Beginning May 31, 2019, the Term Loan will require additional prepayments determined by a percentage of defined Excess Cash Flow that fluctuates based on the Total Leverage Ratio. If all or any part of the principal balance of the Term Loan is reduced or terminated other than by required quarterly installment payments, a prepayment premium of 1.0% would be payable during the period May 1, 2018 to May 1, 2019, with no prepayment premiums payable thereafter.
Revolving Credit Facility
As of May 31, 2018, no amounts had been drawn under the Revolving Credit Facility. As of May 31, 2017, Saba US had an outstanding letter of credit under the Revolving Credit Facility of $3.3 million. Debt issuance costs related to the Revolving Credit Facility of $0.6 million and $0.8 million as of May 31, 2018 and 2017 are presented in the Consolidated Balance Sheet as a deferred asset. Deferred debt issuance costs of $0.1 million were charged to interest expense in connection with the Second Amendment reduction in the Revolving Credit Facility amount. Fees payable for outstanding letters of credit include interest at the LIBOR Margin of 4.5% plus all costs and expenses of the issuer of the letters of credit.
Amounts borrowed under the Revolving Credit Facility may be repaid and borrowed again; all such borrowings must be repaid in full by May 1, 2023. Saba US may voluntarily request a reduction of the Revolving Credit Facility at any time. The Credit Agreement provides that Saba US may choose an interest rate for loans under the Revolving Credit Facility in the same manner as it does for the Term Loan.
Financing Agreement
In connection with the acquisition of Saba US by Holdings in 2015, Saba US entered into a Financing Agreement with a syndicate of lenders which provided a senior secured first lien Term Loan facility in an aggregate principal amount of $175.0 million and a senior secured Revolving Commitment facility in an aggregate principal amount of $10.0 million, with a letter of credit sublimit of the lesser of $2.0 million or the unused amount of the Revolving Commitment. The Financing Agreement was secured by a first priority lien on all of the Company’s assets, including a pledge of the capital stock of certain subsidiaries, and included standard representations and warranties, as well as various customary affirmative and negative financial covenants.
On May 1, 2017, using a portion of the proceeds of the Credit Agreement, Saba US repaid the outstanding principal balance of the Term Loan in the amount of $171.9 million, plus a required prepayment premium of $2.7 million. In addition, unamortized debt issuance costs of $3.6 million related to the Term Loan and $0.3 million related to the Revolving Commitment were recognized as interest expense in the Consolidated Statement of Operations as of May 1, 2017.
Term Loan
The weighted average effective interest rate on the Term Loan was 13.9% for the period from June 1, 2016 to May 1, 2017. The Financing Agreement included affirmative covenants relating to the provision of financial statements, financial forecasts, insurance, and other customary documentation. The Financing Agreement also included restrictive financial covenants based on periods of four consecutive quarters regarding: (i) a minimum level of recurring revenue; (ii) a minimum ratio of EBITDA to fixed charges; and (iii) a maximum ratio of total debt to EBITDA. The Financing Agreement also limited the Company's ability, among other things, to incur other debt or liens, to make investments, loans or advances, to transfer assets, to create guarantees, and to prepay indebtedness other than the Financing Agreement.
The Financing Agreement Term Loan required repayments of principal in quarterly installments of $0.4 million for the period June 1, 2015 through May 1, 2017.
Revolving Commitment
Saba US did not borrow any amounts under the Revolving Commitment or request any letters of credit during the period June 1, 2015 through May 1, 2017.
The Financing Agreement provided that Saba US could choose an interest rate for loans under the Revolving Commitment in the same manner as it did for the Term Loan. In addition, the Company paid a commitment fee of 0.5% per annum and a letter of credit fee equal to the amount available to be drawn under all letters of credit times the applicable margin for LIBOR-rate loans under the Revolving Commitment.
PIK Term Loan
Concurrent with the acquisition of Saba US by Holdings in 2015, a subsidiary of Holdings entered into a Term Loan Agreement under which the subsidiary borrowed an aggregate principal amount of $50.0 million at an interest rate of 11%. All interest payable on the loan was automatically paid-in-kind (PIK) with the amount of such interest added to the principal amount of the loan on the interest payment date and thereafter constituting principal under the Agreement. Outstanding principal amounts were due and payable on September 30, 2021. The PIK Term Loan Agreement was paid in full on May 1, 2017, including PIK interest of $12.9 million, from the proceeds of the Credit Agreement.

Capital Lease Obligations
Capital lease obligations represent commitments for the purchase of computer equipment. All balances outstanding under capital leases were paid in full as of May 31, 2018. As of May 31, 2017, balances outstanding under capital leases were $0.6 million. Amortization of assets recorded under capital leases is included in depreciation expense in the Consolidated Statements of Operations. A summary of the cost and net book value of computer equipment under capital lease is presented in Note 7: Balance Sheet Components.
Note 10: Commitments and Contingencies
Operating Lease Obligations
The Company leases its office and its research and development facilities under various non-cancelable operating leases that expire at various dates through 2023. The Company has executive offices in Ottawa, Ontario that occupy approximately 86,000 square feet under a lease that expires on November 30, 2020. The Company also has executive offices in Dublin, California that occupy approximately 19,000 square feet under a lease that expires on November 30, 2023.
Net rent expense for all facilities was $4.9 million and $3.5 million for the years ended May 31, 2018 and 2017. Rent expense for the Company’s facility leases is recognized on a straight-line basis over the term of the lease. The difference between the amounts paid and the amounts expensed is included in other current liabilities and other long-term liabilities in the Consolidated Balance Sheets.
Other Obligations
Other obligations consist of financial obligations related to purchases of software and services, and contractual obligations for service center space rentals. The balances outstanding under financial obligations as of May 31, 2018 and 2017 were $0.4 million and $1.2 million.
Contractual Obligations
The following table summarizes the Company’s significant contractual obligations payments, by fiscal year, which existed as of May 31, 2018 (in thousands):

		Payments due by fiscal year
	Total	2019	2020	2021	2022	2023	Thereafter
Debt obligations, including interest	$457,485	$26,495	$26,346	$26,051	$25,817	$352,776	$—
Management services obligation	17,500	2,500	2,500	2,500	2,500	2,500	5,000
Operating lease obligations	10,384	2,788	2,384	2,010	1,534	1,025	643
Other obligations, including interest	1,872	1,103	439	330	—	—	—
Total	$487,241	$32,886	$31,669	$30,891	$29,851	$356,301	$5,643
Debt obligations in the table above include interest calculated using the rate in effect as of August 31, 2018. Operating lease obligations are reduced by sublease rental income of $1.3 million, $0.2 million, and $0.1 million in fiscal years 2019, 2020, and 2021.
The obligation for management services represents an agreement to pay an annual monitoring fee to Vector Capital Management, L.P., an affiliate of Vector Capital. Vector Capital is a private equity firm affiliated with the Company. The agreement provided for an additional monitoring fee of $2.9 million payable upon any refinancing, recapitalization or other liquidity event, provided such payment is consistent with any creditor agreement. The additional monitoring fee was not permitted by the Credit Agreement entered into on May 1, 2017.
Guarantees
The Company enters into license agreements and cloud subscription services agreements that generally provide indemnification against intellectual property claims for its customers. Due to the inherent uncertainty of future potential intellectual property claims, the Company is unable to estimate the maximum potential amount of any future payments which such indemnification provisions might require. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the consolidated financial statements.
Saba’s license agreements also generally include a warranty that its software products if properly installed will substantially operate as described in the applicable program documentation generally for a period of 90 days after delivery. Saba’s cloud subscription services agreements generally include a warranty that the subscription services will conform in all material respects with Saba’s standard end-user documentation. To date, Saba has not incurred or accrued any material costs associated with these warranties.

Other guarantees include promises to indemnify, defend and hold harmless each of the Company’s executive officers, non-employee directors and former directors, and certain key employees from and against losses, damages and costs incurred by each such individual in administrative, legal, or investigative proceedings arising from alleged wrongdoing by the individual while acting in good faith within the scope of his or her job duties on behalf of the Company. Due to the inherent uncertainties of any such future proceedings, the Company is unable to estimate the maximum potential amount of future payments under these guarantees. Costs relating to such indemnifications incurred during the years ended May 31, 2018 and 2017 were not material. No accruals for these guarantees have been made.
Note 11: Partners’ Equity
Partners’ Capital
The Company is a limited partnership formed as an exempted limited partnership pursuant to and in accordance with the Exempted Limited Partnership Law (as amended) of the Cayman Islands. Partner interests consist of Class A, Class B and Class C Units. Units are transferable with the express consent of the Board of Managers. The Board of Managers, which is comprised of Class A unitholders and the holder of the Exchangeable Shares, has the right to change the number of authorized Class A or Class C Units without the consent of any partners, as long as no partner is disproportionately or adversely affected. The Board of Managers also has the authority to award grants of Class C Units containing vesting schedules and other terms to officers and employees. Units that have been repurchased or ceased to be outstanding may be reissued. The partnership may be dissolved by written consent of the Board of Managers and a majority in interest of the partners.
Authorized and issued partner units as of May 31, 2018 consisted of the following (in thousands, except for Class B Units):

	Issued Units	Authorized Units
Class A	274,160	275,482
Class B	100	100
Class C	51,459	73,568
There were no changes in the number of Class A and Class B partner units outstanding during fiscal years 2018 and 2017. Changes in the number of Class C units outstanding which represent incentive unit interests are presented in Note 4: Employee Benefit Plans. In addition, 7.5 million Class C units are not incentive unit interests and are not held by employees.
Net income or losses of the partnership are generally allocable among the partners in proportion to the partners’ respective interests. Class A Units may also be entitled to receive a priority return equal to 8.0% per year compounded quarterly. Class B and Class C Units are intended to be profit interests.
Non-Controlling Interest
In connection with the acquisition of Halogen on May 1, 2017, 5.6 million outstanding Halogen shares held by Halogen’s majority shareholder were surrendered in exchange for 51.4 million Exchangeable Shares of Saba Canada with a fair value of CAD $12.50 per share. The Exchangeable Shares constitute a non-controlling interest in Cayman, however no net loss is attributable to the Exchangeable Shares. Holders of the Exchangeable Shares may not vote or attend shareholder meetings, and are not entitled to Saba Canada dividends, although distributions paid to Class A Units may result in an amendment to the exchange ratio of the outstanding Exchangeable Shares at the discretion of Cayman’s Board of Managers. A holder of Exchangeable Shares may require Cayman on demand to redeem any or all Exchangeable Shares for one Class A Unit per share held plus any outstanding dividend amount. Under certain conditions, which include a sale, public offering, or liquidation of the partnership, Cayman will redeem all Exchangeable Shares for Class A Units on a one-for-one basis plus any outstanding dividend amount. The Exchangeable Shares do not represent an economic interest in Saba Canada as the shares would be exchanged into Class A Units of Cayman in the event of any sale, public offering, liquidation, dissolution, or winding-up.
Note 12: Litigation
General Litigation Matters
In the ordinary course of business, the Company and its subsidiaries may become party to various legal and regulatory proceedings. Such proceedings often involve complex claims that are subject to substantial uncertainties and unascertainable damages. The Company reviews the status of each litigation or other relevant claim and records a provision for a liability when it is considered both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions, if any, are reviewed and adjusted as additional information becomes available. If either or both of the criteria are not met, the Company assesses whether there is at least a reasonable possibility that a loss, or additional losses, may have been incurred. If there is a reasonable possibility that a loss may have been incurred, the Company discloses the estimate of the amount of loss or range of loss, that the amount is immaterial, or that an estimate of loss cannot be made, as applicable.

Based upon the Company's understanding of the asserted claims outstanding, including the matters disclosed below, its anticipated litigation defenses, and discussions to date with the claimants, the Company currently cannot make a reasonable estimate of the possible losses or range of losses, if any, arising from any litigation or other relevant claim. However, an unfavorable outcome in any specific litigation could materially and adversely affect the Company's business, financial condition, or results of operations.
Litigation Relating to Saba Merger
Six purported-stockholder class-action complaints were filed in the Delaware Court of Chancery challenging the acquisition of Saba US by Holdings, the first of which was filed on February 21, 2015. The six actions assert claims for breaches of fiduciary duties against Saba US's then-current Board of Directors and aiding and abetting breaches of fiduciary duties against Vector Capital Management, L.P. and several of its affiliates. By orders dated March 17 and April 8, 2015, the Court of Chancery consolidated the six actions under the caption In re Saba Software, Inc. Stockholder Litigation (Consolidated C.A. No. 10697-VCN, the “Delaware Action”), and appointed plaintiffs' lead counsel for the consolidated action.
After mediation and continued negotiations, the parties reached an agreement in principle to settle the Delaware Action.
On June 1, 2018, plaintiffs in the Delaware Action submitted the stipulation of settlement to the Court. A settlement approval hearing is scheduled for September 24, 2018. The proposed settlement remains subject to court approval, and may not result in final settlement. If the proposed settlement is approved by the Court on or about September 24, 2018 in accordance with the terms of the stipulation of settlement, the Company anticipates approximately $16.5 million will be paid by insurers on or before November 7, 2018, approximately $1.6 million will be paid by Saba US on or before November 7, 2018, and approximately $1.5 million will be paid by Saba US on or before May 31, 2019.
On March 5, 2015, another purported stockholder class action, captioned Rogers v. Saba Software, Inc. et al. (Civil Case No. 532779), was filed in the Superior Court of the State of California for the County of San Mateo (the "San Mateo Action"). Plaintiffs in the San Mateo Action asserted substantially the same causes of action, sought to represent the same class of persons and named substantially the same set of defendants as the Delaware Action. On March 23, 2015, plaintiffs in the San Mateo Action filed an Amended Complaint for Breach of Fiduciary Duty. On April 22, 2015, Saba US and the Individual Defendants moved to stay the San Mateo Action in favor of the Delaware Action or, in the alternative, dismiss the San Mateo Action based on the forum selection clause in Saba's bylaws. By order dated May 29, 2015, the Court stayed the San Mateo Action in favor of the Delaware Action until further order of the Court and the case remains stayed. Should plaintiffs in the San Mateo Action seek to return this matter to active litigation after approval of a settlement in the Delaware Action, Saba US would seek to have the San Mateo Action dismissed based on the doctrines of res judicata, collateral estoppel, or forum non conveniens.
As of May 31, 2018, the Company has accrued $3.1 million for the proposed settlement of the Delaware Action. No other amounts have been accrued related to these matters and legal costs incurred in the defense of these matters are being expensed as incurred. Due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate outcome of the litigation.
Note 13: Related Party Transactions
Management fees and expenses payable to Vector Capital are presented in the Consolidated Statements of Operations as General and administrative operating expenses, related parties.
As of May 31, 2018 and 2017, the Company had outstanding balances due to VC4 Debt Investments (U.S.), LLC, a lender under the Credit Agreement and an affiliate of Vector Capital, which are presented on the Consolidated Balance Sheets as Debt obligations, related parties. Principal payments on these obligations are presented on the Consolidated Statements of Cash Flows as Repayments of debt obligations to related parties. Interest payments on these obligations are presented in the Consolidated Statements of Operations as Interest expense, related parties.
On May 1, 2017, the Company paid in full the outstanding balances due to Vector Trading (Cayman), LP, a lender under the Financing Agreement and the PIK Term Loan and an affiliate of Vector Capital.
The Company also had immaterial receivable balances at May 31, 2018 and 2017, and immaterial revenue amounts during the years ended May 31, 2018 and 2017, from an affiliate of Vector Capital Management.
Note 14: Subsequent Events
In June 2018, Saba Canada entered into a sublease for approximately 27,000 square feet of its office space in Ottawa, Ontario. Possession of the premises was delivered to the sublessee on September 1, 2018. The sublease expires on November 29, 2020. A loss related to the sublease of approximately $0.4 million was recognized in rent expense in August 2018.

The Company has evaluated subsequent events through September 21, 2018, the date on which these consolidated financial statements were available to be issued. Where applicable, such events are appropriately reflected or disclosed in these Consolidated Financial Statements.